                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           TREX MEDICAL CORPORATION
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

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

[TREX MEDICAL CORPORATION LOGO]
37 Apple Ridge Road, Danbury, Connecticut 06810

                                                               February 5, 1999

Dear Stockholder:

  The enclosed Notice calls the 1999 Annual Meeting of the Stockholders of Trex Medical Corporation. I respectfully request all Stockholders to attend this meeting, if possible.

  Our Annual Report for the fiscal year ended October 3, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

  Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

  I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours very truly,

                                          /s/ William J. Webb

                                          William J. Webb
                                          President and Chief Executive
                                           Officer

[TREX MEDICAL CORPORATION LOGO]
37 Apple Ridge Road, Danbury, Connecticut 06810


                                                               February 5, 1999

To the Holders of the Common Stock of
TREX MEDICAL CORPORATION

                           NOTICE OF ANNUAL MEETING

  The 1999 Annual Meeting of the Stockholders of Trex Medical Corporation (the "Corporation") will be held on Thursday, March 11, 1999 at 10:00 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

    1. Election of seven directors.

    2. A proposal recommended by the board of directors to amend the
  Corporation's equity incentive      plan and to increase the shares
  available for issuance under the plan by 500,000 shares.

    3. Such other business as may properly be brought before the meeting and any adjournment thereof.

  The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is January 20, 1999.

  The by-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

  This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                          Sandra L. Lambert
                                          Secretary

                                PROXY STATEMENT

  The enclosed proxy is solicited by the board of directors of Trex Medical Corporation (the "Corporation") for use at the 1999 Annual Meeting of the Stockholders (the "Meeting") to be held on Thursday, March 11, 1999 at 10:00 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02454, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 37 Apple Ridge Road, Danbury, Connecticut 06810. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about February 9, 1999.

                               VOTING PROCEDURES

  The board of directors intends to present to the Meeting the election of seven directors, constituting the entire board of directors as well as a proposal to increase the number of shares for issuance under the Corporation's equity incentive plan by 500,000 shares.

  The representation in person or by proxy of a majority of the outstanding shares of Common Stock of the Corporation, $.01 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

  Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors for the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

  In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election. For the management proposal, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for director or an instruction to abstain from voting on the management proposal, will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or proposal. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

  A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

  The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 20, 1999, consisted of 32,139,967 shares of Common Stock. Only Stockholders of record at the close of business on January 20, 1999, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Seven directors are to be elected at the Meeting, each to hold office until his or her successor is chosen and qualified or until his or her earlier resignation, death or removal.

Nominees For Directors

  Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, ThermoTrex Corporation ("ThermoTrex"), a provider of medical products, personal-care products and services, and advanced technology research, and ThermoTrex's parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for the biomedical, instrument, and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

Elias P. Gyftopoulos.... Dr. Gyftopoulos, 71, has been a director of the Corporation since November 1995. Dr. Gyftopoulos is Professor Emeritus of
                         the Massachusetts Institute of Technology, where he was the
                         Ford Professor of Mechanical Engineering and of Nuclear
                         Engineering for more than 20 years until his retirement in
                         1996. Dr. Gyftopoulos is also a director of Thermo BioAnalysis
                         Corporation, Thermo Cardiosystems Inc., Thermo Electron,
                         ThermoLase Corporation, ThermoRetec Corporation, ThermoSpectra
                         Corporation, Thermo Vision Corporation and Thermo Voltek Corp.
Hal Kirshner............ Mr. Kirshner, 57, has been a director of the Corporation since its inception in October 1995. He was the chief executive
                         officer and president of the Corporation from October 1995 through December 13, 1998. Mr. Kirshner was also president of the LORAD division of the Corporation from 1991 until 1997.
John T. Keiser.......... Mr. Keiser, 63, has been a director of the Corporation since
                         June 1997. He has been the chief operating officer, biomedical and advanced technology, of Thermo Electron since September
                         1998, and a vice president from April 1997 until his
                         promotion. Mr. Keiser has been the president and chief
                         executive officer of Thermedics Inc., a majority-owned
                         subsidiary of Thermo Electron, since March 1998 and December
                         1998, respectively, and was a senior vice president of
                         Thermedics Inc. from 1994 until his promotion to president. He has also been the president of Thermo Electron's wholly owned biomedical group, a manufacturer of medical equipment and
                         instruments, since 1994. Mr. Keiser was president of the
                         Eberline Instrument, division of Thermo Instrument Systems
                         Inc., a majority-owned subsidiary of Thermo Electron, from
                         1985 to July 1994. The Eberline Instrument division
                         manufactures radiation detection and counting instrumentation and radiation monitoring systems. Mr. Keiser is a director of
                         Metrika Systems Corporation, Thermedics Inc., Thermedics
                         Detection Inc., Thermo Cardiosystems Inc., ThermoLase
                         Corporation, Thermo Sentron Inc. and ThermoTrex Corporation.
James W. May, Jr. ...... Dr. May, 55, has been a director of the Corporation since
                         February 1996. He has been Professor of Surgery at Harvard
                         Medical School since 1994 and was Associate Clinical Professor of Surgery for more than five years prior to that time. He has also been Director of Plastic Surgery at Massachusetts General
                         Hospital since 1982.
Hutham S. Olayan........ Ms. Olayan, 44, has been a director of the Corporation since
                         February 1996. She has served since 1995 as president and a director of Olayan America Corporation, a member of the Olayan
                         Group, and as president and a director of Competrol Real
                         Estate Limited, another member of the Olayan Group, until its merger into Olayan America Corporation in 1997. The surviving company is engaged in private investments, including real
                         estate, and advisory services. In addition, from 1985 to 1994,
                         Ms. Olayan served as president and a director of Crescent
                         Diversified Limited, another member of the Olayan Group
                         engaged in private investments. Ms. Olayan is also a director of Thermo Electron.

Firooz Rufeh............ Mr. Rufeh, 61, has been a director of the Corporation since its inception in October 1995. Mr. Rufeh served as the chief executive officer of ThermoTrex from 1988 to February 1996, and as the president of ThermoTrex from 1988 to February 1997.
                         Mr. Rufeh also served as a vice president of Thermo Electron from 1986 until his retirement in February 1997.
Gary S. Weinstein....... Mr. Weinstein, 41, has been a director of the Corporation and its chairman of the board since February 1996. He has also served as chief executive officer of ThermoTrex and as a vice president of Thermo Electron since February 1996. Mr.
                         Weinstein was a managing director of Lehman Brothers Inc. from
                         1992 until February 1996, serving from March 1995 until
                         leaving the firm as managing director and head of global
                         syndicate and equity capital markets. Mr. Weinstein joined
                         Lehman Brothers in 1988 and served in various positions,
                         including head of equities in Europe, head of equity new
                         issues in North and South America and head of global
                         convertible securities. Mr. Weinstein is also a director of
                         ThermoLase Corporation and ThermoTrex.

Committees of the Board of Directors and Meetings

  The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Ms. Olayan (Chairman), Dr. May and Dr. Gyftopoulos. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Gyftopoulos (Chairman), Dr. May and Ms. Olayan. The human resources committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met twice and the human resources committee met four times during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he or she served held during fiscal 1998.

Compensation of Directors

 Cash Compensation

  Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of outside directors' fees is made quarterly. Mr. Kirshner, Mr. Keiser and Mr. Weinstein are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

 Deferred Compensation Plan for Directors

  Under the Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding common stock or the outstanding common stock of ThermoTrex or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of ThermoTrex or Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of common stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of November 28, 1998, deferred units equal to 2146.28 shares of Common Stock were accumulated under the Deferred Compensation Plan.

 Directors Stock Option Plan

  The Corporation has adopted a directors stock option plan (the "Directors Plan") providing for the grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors. The plan provides for the grant of stock options upon a director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to directors.

  Under the Plan, each eligible director and each new outside director initially joining the board of directors in 1996 was granted an option to purchase 40,000 shares of Common Stock upon the later of the adoption of the plan or the director's appointment or election. The size of the award to new directors appointed to the board of directors after 1996 is reduced by 10,000 shares in each subsequent year. Directors initially joining the board of directors after 1999 would not receive an option grant upon their appointment or election to the board of directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to directors are presently exercisable; however, the shares acquired upon exercise are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or another Thermo Electron company. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed in annual installments of 10,000 shares per year, starting with the first anniversary of the date of grant, provided the director has continuously served as a director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron since the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies, ceases to be an eligible director or otherwise ceases to serve as a director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron prior to that date.

  Commencing in 2000, eligible directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, provided the Common Stock is then publicly traded. The annual grant would be made at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation to each outside director then holding office, commencing with the annual meeting to be held in 2000. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the date of grant and prior to the expiration of the option on the third anniversary of the date of grant. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the date of grant for any reason other than death.

  The exercise price for options granted under the Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal exchange on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price paid per share by third parties in an arms-length transaction prior to the option grant. As of November 28, 1998, options to purchase 120,000 shares of Common Stock had been granted and were outstanding under the Director's Plan, no options had lapsed, no options had been exercised, and options to purchase 80,000 shares of Common Stock were reserved and available for grant.

Stock Ownership Policies for Directors

  During fiscal 1996, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within three years of their appointment. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation--Stock Ownership Policies.

  In addition, the Committee adopted a policy requiring directors to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options. Under this policy, directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation--Stock Ownership Policies.

                                STOCK OWNERSHIP

  The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and ThermoTrex, as of November 28, 1998, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

  While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                 Trex Medical     ThermoTrex    Thermo Electron
Name(1)                         Corporation (2) Corporation (3) Corporation (4)
-------                         --------------- --------------- ---------------
Thermo Electron Corporation
 (5)...........................   24,214,930            N/A              N/A
John M. Brenna.................       51,500              0           10,000
Elias P. Gyftopoulos...........       41,000          6,000           71,704
John T. Keiser.................       20,000              0          292,508
Hal Kirshner (6)...............      276,750         83,321           42,048
James W. May, Jr. .............       41,002              0                0
Hutham S. Olayan...............       46,173          6,000           28,262
Firooz Rufeh...................       40,000         52,645           88,185
Gary S. Weinstein..............      315,000        110,000          210,612
All directors and current
 executive officers as a group
 (11 persons) .................    1,244,425        271,882        1,177,444

--------
(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and ThermoTrex beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.
(2) Shares of the Common Stock beneficially owned by each director and executive officer and by all directors and current executive officers as a group exclude 24,214,930 shares beneficially owned by Thermo Electron. Shares of the Common Stock beneficially owned by Mr. Brenna, Dr. Gyftopoulos, Mr. Keiser, Mr. Kirshner, Dr. May, Ms. Olayan, Mr. Rufeh, Mr. Weinstein and all directors and current executive officers as a group include 50,000, 40,000, 20,000, 158,250, 40,000, 40,000, 40,000, 300,000
    and 1,098,250 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1998, through the exercise of stock options. Shares beneficially owned by Ms. Olayan and Dr. May include 1,173 and 972 full shares, respectively, that had been allocated through November 28, 1998, to Ms. Olayan's and Dr. May's accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Ms. Olayan do not include 350,000 shares owned by Crescent International Holdings Ltd. and 15,000 shares owned by Crescent Growth Fund Ltd., both members of the Olayan Group. Crescent

   International Holdings Ltd. and Crescent Growth Fund Ltd. are indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Ltd. and Crescent Growth Fund Ltd. As of November 28, 1998, no director or current executive officer beneficially owned more than 1% of the Common Stock outstanding as of November 28, 1998. All directors and current executive officers as a group beneficially owned 3.67% of the Common Stock outstanding as of such date.
(3) Shares of the common stock of ThermoTrex beneficially owned by Dr. Gyftopoulos, Mr. Kirshner, Ms. Olayan, Mr. Rufeh, Mr. Weinstein and all directors and current executive officers as a group include 6,000, 73,000, 6,000, 30,000, 100,000 and 225,000 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1998, through the exercise of stock options. As of November 28, 1998, no director or current executive officer beneficially owned more than 1% of the common stock outstanding as of November 28, 1998; all directors and current executive officers as a group beneficially owned 1.45% of the common stock outstanding as of such date.
(4) Shares of the common stock of Thermo Electron beneficially owned by Mr. Brenna, Dr. Gyftopoulos, Mr. Keiser, Mr. Kirshner, Ms. Olayan, Mr. Rufeh, Mr. Weinstein and all directors and current executive officers as a group include 10,000, 9,125, 251,622, 39,550, 9,125, 73,123, 210,275, and
    975,592 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1998, through the exercise of stock options. Shares beneficially owned by all directors and current executive officers as a group include 2,497 full shares allocated to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were, as of November 28, 1998, executive officers of Thermo Electron. Shares beneficially owned by Ms. Olayan and all directors and current executive officers as a group include 16,887 full shares, allocated through November 28, 1998, to Ms. Olayan's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Ms. Olayan do not include 6,050,000 shares owned by Crescent Holding GmbH and 20,000 shares owned by Crescent Growth Fund Ltd., both members of the Olayan Group. Crescent Holding GmbH and Crescent Growth Fund Ltd. are indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH and Crescent Growth Fund Ltd. As of November 28, 1998, no director or current executive officer beneficially owned more than 1% of the outstanding Thermo Electron Common Stock; all directors and current executive officers as a group beneficially owned less than 1% of the Thermo Electron common stock outstanding as of November 28, 1998.
(5) Thermo Electron beneficially owned 72.24% of the Common Stock outstanding as of November 28, 1998, 70.28% of which is owned through ThermoTrex, which is a majority-owned subsidiary of Thermo Electron. Shares beneficially owned by Thermo Electron include 678,541 shares issuable upon conversion of a 4.2% convertible debenture due in 2000. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of November 28, 1998, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.
(6) Mr. Kirshner resigned as president and chief executive officer of the Corporation effective as of December 13, 1998 and his employment with the Corporation was terminated effective December 31, 1998. He will continue to serve as a director and consultant to the Corporation. See Executive Compensation--Severance Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1998, except in the following instances. Mr. Kirshner filed a Form 4 late, reporting two sales of shares of Common Stock. Thermo Electron filed seven Forms 4 late, reporting a total of 28 transactions. including three open market purchases of shares of Common Stock and 25 transactions associated with the grant, exercise and lapse of options to purchase Common Stock granted to employees under its stock option program.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and four other most highly compensated executive officers (the "named executive officers") for the last three fiscal years. The Corporation has a fiscal year that is the 52- or 53- week period ending on the Saturday nearest September 30.

  The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                          Summary Compensation Table

                                      Annual
                                 Compensation (1)     Long Term Compensation
                                ------------------    -----------------------
                                                      Securities Underlying
Name and Principal       Fiscal            Bonus      Options (No. of Shares     All Other
Position                  Year   Salary     (2)          and Company) (3)    Compensation  (4)
------------------       ------ --------- --------    ----------------------------------------
Hal Kirshner (7)........  1998  $ 218,750 $100,000          8,250 (TXM)           $ 5,625
 Former Chief Executive
 Officer                                                    7,600 (TMO)
 and President                                              2,000 (MKA)
                                                            2,000 (ONX)
                                                           20,000 (RGI)
                                                            2,000 (TDX)
                                                            1,000 (TISI)
                                                           30,000 (TLZ)
                                                            2,000 (TRIL)
                                                            1,500 (VIZ)
                                                            2,000 (TRCC)
                          1997  $ 197,500 $200,000            300 (TMO)           $ 5,344
                          1996  $ 192,500 $200,000        150,000 (TXM)           $ 9,958 (5)
                                                              150 (TMO)
                                                            2,000 (TBA)
                                                            2,000 (TFG)
                                                            2,000 (TLT)
                                                            6,000 (TOC)
                                                            6,000 (TMQ)
                                                            2,000 (TSR)
John M. Brenna (6)......  1998  $ 134,875     n/a (2)         --        --        $ 1,654
 Vice President           1997  $ 128,750 $ 63,000         30,000 (TXM)               --
                                                           10,000 (TMO)               --

--------
(1) Annual compensation for executive officers generally is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September. The salary data presented here has been adjusted to reflect salary paid during the Corporation's fiscal year.
(2) The bonus amount represents the bonus paid for performance during the calendar year in which the Corporation's fiscal year-end occurred. As of the date hereof, bonuses have not yet been determined for calendar 1998. The Committee expects to determine bonuses in March 1999 when audited financial statements of the Corporation's parent company will be available.
(3) In addition to receiving options to purchase Common Stock (designated in the table as "TXM"), the named executive officers of the Corporation were granted options to purchase shares of the common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the period covered by the table to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo BioAnalysis Corporation (designated in the table as
   TBA), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Information Solutions Inc. (designated in the table as TISI), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as
   TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ) and Trex Communications Corporation (designated in the table as TRCC).
(4) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.
(5) In addition to a $5,344 matching contribution referred to in footnote (4), this amount includes $4,614, representing the then market value of 115 shares of Thermo Electron Common Stock received by Mr. Kirshner in May 1996 at Thermo Electron's Annual Management Conference in recognition of his managerial achievements.
(6) Mr. Brenna was appointed a vice president of the Corporation in December
    1996.
(7) Mr. Kirshner resigned as president and chief executive officer of the Corporation effective as of December 13, 1998 and his employment with the Corporation was terminated effective December 31, 1998. He will continue to serve as a director and consultant to the Corporation. See Executive Compensation--Severance Agreement.

Stock Options Granted During Fiscal 1998

  The following table sets forth information concerning individual grants of stock options by the Corporation and other Thermo Electron companies made during fiscal 1998 to the Corporation's chief executive officer and the other named executive officers in their capacities as executive officers of the Corporation. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

                         Option Grants in Fiscal 1998

                                                                                          Potential Realizable
                                                                                            Value at Assumed
                                                 Percent of                              Annual Rates of Stock
                                                    Total                                Price Appreciation for
                         Number of Securities  Options Granted                              Option Term (2)
                          Underlying Options    to Employees   Exercise Price Expiration ----------------------
Name                          Granted (1)      in Fiscal Year    Per Share       Date        5%         10%
----                     --------------------- --------------- -------------- ---------- ---------- -----------
Hal Kirshner(4).........      8,250 (TXM)           1.93%         $ 14.20      12/12/04  $   47,685 $  111,128
                                400 (TMO)           0.02% (3)     $ 34.50      06/02/03  $    3,812 $     8,424
                              7,200 (TMO)           0.36% (3)     $ 16.20      09/23/03  $   32,256 $    71,208
                              2,000 (MKA)           0.88% (3)     $ 14.23      01/21/05  $   11,580 $    27,000
                              2,000 (ONX)           0.23% (3)     $ 14.25      01/21/05  $   11,600 $    27,040
                             20,000 (RGI)           0.23% (3)     $  0.80      01/21/05  $    6,600 $    15,200
                              2,000 (TDX)           0.21% (3)     $  9.56      01/21/05  $    7,780 $    18,140
                              1,000 (TISI)          1.62% (3)     $ 10.00      01/21/05  $    4,070 $     9,490
                             30,000 (TLZ)           2.87% (3)     $  7.69      03/05/03  $   63,600 $   140,700
                              2,000 (TRIL)          1.43% (3)     $  8.25      01/21/05  $    6,720 $    15,660
                              1,500 (VIZ)           0.35% (3)     $  7.25      01/21/05  $    4,425 $    10,320
                              2,000 (TRCC)          0.16% (3)     $  4.00      01/21/05  $    3,260 $     7,580
John M. Brenna..........        --     --             --              --            --          --          --

--------
(1) As part of Thermo Electron's stock option program, options have been granted during fiscal 1998 to the named executive officers to purchase the common stock of the Corporation (TXM), Thermo Electron (TMO), Metrika Systems Corporation (MKA), ONIX Systems Inc. (ONX), The Randers Group Incorporated (RGI), Thermedics Detection Inc. (TDX), Thermo Information Solutions Inc. (TISI), ThermoLase Corporation (TLZ), Thermo Trilogy Corporation (TRIL), Thermo Vision Corporation (VIZ) and Trex Communications Corporation (TRCC). All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year except for Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the Company's common stock under

   Section 12 of the Securities and Exchange Act of 1934 and (ii) nine years after the grant date. The shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. For publicly traded companies, the repurchase rights generally lapse ratably over a one- to five-year period, depending on the option term, which may vary from five to seven years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron Company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.
(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.
(3) These options were granted under stock option plans maintained by Thermo Electron and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.
(4) Mr. Kirshner resigned as president and chief executive officer of the Corporation effective as of December 13, 1998 and his employment with the Corporation was terminated effective December 31, 1998. He will continue to serve as a director and consultant to the Corporation. See Executive Compensation--Severance Agreement.

Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Values

  The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options to purchase shares of Thermo Electron companies held at the end of fiscal 1998 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

   Aggregated Option Exercises In Fiscal 1998 and Fiscal 1998 Year-End Option
                                     Values

                                                                              Number of
                                                                             Unexercised
                                                       Shares             Options at Fiscal     Value of
                                                      Acquired   Value         Year-End       Unexercised
                                                         on    Realiized    (Exercisable/    In- the- Money
Name                               Company            Exercise    (1)     Unexercisable) (2)    Options
----                               -------            -------- ---------- ---------------------------------
Hal Kirshner(5)......... Trex Medical                     --          --   158,250  /0        $       0/--
                         Thermo Electron               84,375  $2,366,550    39,550 /0(3)     $       0/--
                         Metrika Systems                  --          --      2,000 /0        $       0/--
                         ONIX Systems                     --          --      2,000 /0        $       0/--
                         Randers Killam Group             --          --     20,000 /0        $       0/--
                         Thermedics Detection             --          --      2,000 /0        $       0/--
                         Thermo BioAnalysis               --          --      2,000 /0        $   1,250/--
                         Thermo Fibergen                  --          --      2,000 /0        $       0/--
                         Thermo Information Solutions     --          --          0 /1,000            --/0(4)
                         ThermoLase                       --          --     66,400 /0        $ 131,950/--
                         ThermoLyte                       --          --          0 /2,000            --/0(4)
                         Thermo Optek                     --          --      6,000 /0        $       0/--
                         ThermoQuest                      --          --      6,000 /0        $       0/--
                         Thermo Sentron                   --          --      2,000 /0        $       0/--
                         ThermoTrex                       --          --     73,000 /0        $ 114,393/--
                         Thermo Trilogy                   --          --          0 /2,000            --/0(4)
                         Thermo Vision                    --          --      1,500 /0        $       0/--
                         Trex Communications              --          --          0 /2,000            --/0(4)
John Brenna............. Trex Medical                     --          --     50,000 /0        $       0/--
                         Thermo Electron                  --          --     10,000 /0        $       0/--

--------
(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.
(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase shares of ThermoLyte Corporation, Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. As to options to purchase 150,000 shares of the Corporation granted to Mr. Kirshner, the repurchase rights are deemed to lapse 10% on each of the first two anniversaries of the grant date and 20% per year commencing on the seventh anniversary of the grant date. For other publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.
(3) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Kirshner are subject to the same terms described in footnote (2), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.
(4) No public market existed for the shares as of October 31, 1998. Accordingly, no value in excess of the exercise price has been attributed to these options.
(5) Mr. Kirshner resigned as president and chief executive officer of the Corporation effective as of December 13, 1998 and his employment with the Corporation was terminated effective December 31, 1998. He will continue to serve as a director and consultant to the Corporation.

Severance Agreements

  Mr. Hal Kirshner resigned as president and chief executive officer of the Corporation effective as of December 13, 1998 and his employment with the Corporation was terminated effective December 31, 1998 (the "Employment Termination Date"). In connection with his resignation, the Corporation entered into an agreement with Mr. Kirshner providing that in addition to receiving his regular salary through the Employment Termination Date, Mr. Kirshner will be paid a bonus for the 1998 calendar year in an amount equal to $100,000. The agreement also provides for an ongoing consulting relationship between Mr. Kirshner and the Corporation for the two year period from January 1, 1999 to December 31, 2000. For his consulting services, Mr. Kirshner will be paid a fee at a rate of $225,000 per year, payable monthly in arrears. Mr. Kirshner will continue to serve as a director of the Corporation.

Executive Employment Agreements

  Mr. William J. Webb joined the Corporation as president and chief executive officer in January 1999. In connection therewith, the Corporation entered into an agreement with Mr. Webb providing for severance pay equal to one year salary and bonus (with a minimum payment of $450,000), reimbursement of relocation expenses (including broker's fee and assistance with down payment on new residence), an interest free loan to purchase shares of Common Stock of the Corporation in compliance with the Corporation's stock holding policy and stock holding assistance plan. See Committee Report on Executive Compensation--Stock Ownership Policies, and enhanced life insurance coverage.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation

  All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

  The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

  External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Medical Supplies Industry Group.

  Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

  The Committee has changed its fiscal year to end on the Saturday nearest September 30. Because the compensation practices of the Corporation are guided by the policies of its parent corporation, Thermo Electron, the Committee plans to continue to conduct cash compensation reviews on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of the board of directors of Thermo Electron. Thermo Electron operates on a fiscal year that ends on the Saturday nearest December 31.

  The process for determining each of the elements of total compensation for the Corporation's officers is outlined below.

 Base Salary

  Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the Corporation's other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1998 for the named executive officers generally reflect this practice of gradual increases and moderation.

 Cash Bonus

  The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo

Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. Generally, the measures of operating returns used in the Committee's determinations include return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

 Stock Option Program

  The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

  The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, ThermoTrex and Thermo Electron, and the other majority-owned subsidiaries of ThermoTrex and Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

  In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.)

  Awards are reviewed annually in conjunction with the annual review of cash compensation, and additional awards are made periodically as deemed appropriate. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards.

Stock Ownership Policies

  The Committee established a stock holding policy for executive officers of the Corporation in 1996 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

  In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No such loans are currently outstanding under the plan.

  The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold shares of Common Stock equal to one-half of their net option exercises for a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Policy on Deductibility of Compensation

  The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1998 CEO Compensation

  The salary of Mr. Hal Kirshner for fiscal 1998 was established in December 1997 using the same criteria as described above for all officers. Mr. Kirshner resigned as president and chief executive officer of the Corporation on December 13, 1998. As part of the severance agreement being negotiated in connection with his resignation, the Committee will determine a bonus for Mr. Kirshner for calendar 1998 using the same methodology as for other executive officers as described above under Cash Bonus. No determination of bonus has been made to date and the Committee is not expected to take any action until March 1999, when the audited financial statements of the Corporation's parent company will be available.

  Prior to his resignation, awards to Mr. Kirshner of options to purchase shares of the Corporation's Common Stock were reviewed annually and granted periodically by the Committee using criteria similar to those described above for all officers of the Corporation. Options to purchase 8,250 shares of the Corporation's Common Stock were awarded to Mr. Kirshner in fiscal 1998.

  Prior to his resignation, Mr. Kirshner also received awards to purchase shares of the common stock of Thermo Electron or its other majority-owned subsidiaries from time to time as part of Thermo Electron's stock option program due to his position as a chief executive officer of a majority-owned subsidiary of Thermo Electron. Mr. Kirshner was awarded options to purchase 2,000 shares of the common stock of Metrika Systems Corporation, 2,000 shares of the common stock of ONIX Systems Inc., 20,000 shares of the common stock of The Randers Killam Group Inc., 2,000 shares of the common stock of Thermedics Detection Inc., 1,000 of the common stock of Thermo Information Solutions Inc., 2,000 shares of the common stock of Thermo Trilogy Corporation, 1,500 shares of the common stock of Thermo Vision Corporation and 2,000 shares of the common stock of Trex Communications Corporation under this program in fiscal 1998. The award to purchase 400 shares of the common stock of Thermo Electron granted to Mr. Kirshner in fiscal 1998 was made by the Thermo Electron human resources committee under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron shares. The stock option awards to Mr. Kirshner in fiscal 1998 with respect to 30,000 shares of ThermoLase Corporation were determined by the human resources committee of the granting company using an analysis similar to that used by the Committee in awarding options to purchase Common Stock, as described above under Stock Option Program.

                      Dr. Elias P. Gyftopoulos (Chairman)
                             Dr. James W. May Jr.
                             Ms. Hutham S. Olayan

                         COMPARATIVE PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since June 26, 1996 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Medical Supplies Industry Group.

          Comparison of Total Return Among Trex Medical Corporation,
            the American Stock Exchange Market Value Index and the
     Dow Jones Total Return Index for the Medical Supplies Industry Group
                     from June 26, 1996 to October 2, 1998

                             [GRAPH APPEARS HERE]

                           06/26/96   09/27/96   09/26/97   10/02/98
           ---------------------------------------------------------
           TXM               100        145        107         75
           ---------------------------------------------------------
           AMEX              100         99        120        106
           ---------------------------------------------------------
           DJ MED            100        110        135        165
           ---------------------------------------------------------

  The total return for the Corporation's Common Stock (TXM), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Medical Supplies Industry Group (DJ MDS) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TXM."

                         RELATIONSHIP WITH AFFILIATES

  Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held majority-owned subsidiaries, including the Corporation which was created by ThermoTrex. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are referred to hereinafter as the "Thermo Subsidiaries." )

  Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their shareholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

  To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

  The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, may withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

Corporate Services Agreement

  As provided in the Charter, Thermo Electron and the Corporation have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1% of the Corporation's total revenues for these services in calendar 1997 and 0.8% of the Corporation's total revenues in calendar 1998. The annual fee will be 0.8% of the Corporation's total revenues in calendar 1999. The fee may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $1,112,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that such fees are representative of the expenses the Corporation would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based upon costs attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

Miscellaneous

  From time to time, the Corporation may transact business with other companies in the Thermo Group. In fiscal 1998, such transactions included the following.

  In October 1995, the Corporation and ThermoTrex entered into a license agreement under which the Corporation undertook to fund approximately $6,000,000 of ThermoTrex's research and development efforts related to direct-detection digital imaging technology in certain medical imaging fields. ThermoTrex has granted the Corporation a license to use the developed technology in the fields of mammography and general radiography. As of October 3, 1998, the Corporation had recorded expenses of approximately $6,000,000 to ThermoTrex under this agreement. As a result of a reevaluation of limited resources, the Corporation has elected to discontinue funding these efforts.

  The Corporation has an arrangement with the Tecomet division of Thermo Electron for the manufacture of the Corporation's proprietary HTC grid. Under this arrangement Tecomet manufactures the grid for the Corporation pursuant to written purchase orders. The Corporation owns the intellectual property rights to the grid. During fiscal 1998, the Corporation purchased grids for an aggregate purchase price of $486,000 under this arrangement. During fiscal 1998, the Corporation purchased additional grids from Tecomet for $311,000, under other arrangements.

  Under an arrangement with ThermoLase Corporation, a majority-owned subsidiary of ThermoTrex, the Corporation manufactures the lasers used in ThermoLase Corporation's hair-removal process. The Corporation manufactures these lasers for ThermoLase pursuant to written purchase orders. During fiscal 1998, the Corporation sold laser systems to ThermoLase for an aggregate purchase price of $2,902,000 under this arrangement.

  Under an arrangement with Thermedics Detection Inc., a majority-owned subsidiary of Thermedics Inc., a majority-owned subsidiary of Thermo Electron, the Corporation manufactures an X-ray source that is used as a component in a fill-measuring device produced by Thermedics Detection. The Corporation manufactures these X-ray sources for Thermedics Detection pursuant to written purchase orders. During fiscal 1998, Thermedics Detection purchased X-ray source units from the Corporation for an aggregate purchase price of $406,000 under this arrangement.

  As of October 3, 1998, the Corporation owed ThermoTrex $8,000,000 principal amount pursuant to a 4.2% subordinated convertible note, due September 2000, convertible into shares of the Corporation's common stock at $11.79 per share.

  As of October 3, 1998, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $5,110,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services for accrued income taxes and for miscellaneous items, excluding the debenture described above, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries for products and services and miscellaneous items. The largest amount of such net indebtedness owed by the

Corporation to Thermo Electron and its other subsidiaries since September 27, 1997 was $2,186,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

  As of October 3, 1998, $34,054,000 of the Corporation's cash equivalents were invested pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

Stock Holding Assistance Plan

  In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. No such loans are currently outstanding under the plan.

                                  PROPOSAL 2

PROPOSAL TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE UNDER THE CORPORATION'S
                             EQUITY INCENTIVE PLAN

  The Board of Directors has approved an amendment to the Corporation's equity incentive plan (the "Equity Incentive Plan") that would increase the number of shares of Common Stock available for issuance under the Equity Incentive Plan by 500,000 shares. The increase in shares is being recommended to the Stockholders for their approval at the Meeting.

  The Equity Incentive Plan was first approved by the Stockholders in 1997. As of November 28, 1998, and before giving effect to the proposed increase, options to purchase 1,440,113 shares of Common Stock were outstanding under the Equity Incentive Plan, 72,337 options to purchase shares of Common Stock had been exercised and options to purchase 397,800 shares had lapsed or been cancelled. As of November 28, 1998, options to purchase 187,550 shares were available for future grant under the Equity Incentive Plan.

  The Board of Directors believed that the shares available for future grant under the Equity Incentive Plan were not sufficient to fund the Corporation's stock-based incentive program and increased the number of shares reserved for future grant by 500,000 shares in December 1998, subject to Stockholder approval. It has been the Committee's objective to award net options to purchase up to 12% of the outstanding Common Stock over a five-year period. The options outstanding and the shares remaining available for future grant under the Equity Incentive Plan represent approximately 4.8 % of the outstanding Common Stock as of October 3, 1998. After giving effect to the increase, the options outstanding and shares available for future grant would represent approximately 6.2% of the outstanding Common Stock. The Board of Directors believes that it is in the Corporation's best interest to be able to continue to grant stock-based incentives to its key employees, executive officers and directors.

Summary of the Equity Incentive Plan

  The following summary of the terms of the Equity Incentive Plan is qualified in its entirety by reference to the plan.

 Administration; Eligible Participants

  The Equity Incentive Plan is administered by the Board of Directors of the Corporation (the "Board"). The Board has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant, and to determine the specific terms of each award, including terms and conditions relating to events of merger, consolidation, dissolution and liquidation, change of control, acceleration of vesting or lapse of restrictions, vesting, forfeiture, other restrictions, dividends and interest on deferred amounts. The Board also has the power to waive compliance by participants with the terms and conditions of awards, to cancel awards with the consent of participants and to accelerate the vesting or lapse of any restrictions of any award. The Board does not have the authority under the Equity Incentive Plan to reprice outstanding option awards or to grant stock appreciation rights. The Board may delegate any or all of its responsibilities under the Equity Incentive Plan to a committee appointed by the Board consisting of two or more "non-employee" directors within the meaning of Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Employees and directors of, and consultants to, the Corporation and its subsidiaries, or other persons who are expected to make significant contributions to the growth and success of the Corporation and its subsidiaries, selected by the Board, are eligible to participate in the Equity Incentive Plan. Approximately 336 persons are eligible to participate in the existing plan of the Corporation.

 Shares Subject to the Incentive Plan; Use of Proceeds

  The number of shares of the Common Stock currently reserved for future issuance under the Equity Incentive Plan, before giving effect to the proposed increase, is 187,550 shares, and if the increase is approved, the number of shares reserved for future issuance under the plan would increase to 687,550 shares. The number of shares reserved under the Equity Incentive Plan is subject to adjustment for stock splits and similar events. Awards and shares that are forfeited, reacquired by the Corporation, satisfied by a cash payment by the Corporation or otherwise satisfied without the issuance of Common Stock are not counted against the maximum number of reserved shares under the plan.

  The proceeds received by the Corporation from transactions under the Equity Incentive Plan will be used for the general purposes of the Corporation. Shares issued under the Equity Incentive Plan may be authorized but unissued shares, or shares reacquired by the Corporation and held in its treasury.

 Types of Awards; Limitations on Awards

  The Equity Incentive Plan permits the Board to grant a variety of stock and stock-based awards in such form or in such combinations as may be approved by the Board. Without limiting the foregoing, the types of awards may include stock options, restricted and unrestricted shares, rights to receive cash or shares on a deferred basis or based on performance, cash payments sufficient to offset the federal, state and local ordinary income taxes of participants resulting from transactions under the Equity Incentive Plan, and loans to participants in connection with awards. The Board may not, however, grant in excess of 5% of the outstanding shares of Common Stock (calculated as of the beginning of a calendar year) to any recipient under any award or combination of awards granted during a calendar year.

 Stock Options

  Awards under the Equity Incentive Plan may be in the form of stock options, which entitle the recipient, on exercise, to purchase shares of Common Stock at a specified exercise price. Stock options granted under the plan may be either stock options that qualify as incentive stock options ("incentive stock options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or stock options that are not intended to meet such requirements ("non-statutory options"). The exercise price of each option is determined by the Board, but may not be less than 85% of the fair market value per share of Common Stock on the date of grant.

  The term of each option is fixed by the Board. The Board also determines at what time each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Board. The Board may, in its discretion, provide that upon exercise of any option, instead of receiving shares free from restrictions under the Equity Incentive Plan, the option holder will receive shares of restricted stock or deferred stock awards.

  The exercise price of options granted under the Equity Incentive Plan must be paid in full by check or other instrument acceptable to the Board or, if the Board so determines, by delivery of shares of Common Stock held by the option holder for at least six months (unless the Board expressly approves a shorter period) and that have a fair market value on the exercise date equal to the exercise price of the option, by delivery of a promissory note from the option holder to the Corporation payable on terms acceptable to the Board, by delivery of an unconditional and irrevocable undertaking by a broker to deliver sufficient funds to the Corporation to pay the exercise price, or some combination of these methods.

  Incentive stock options must meet certain additional requirements in order to qualify as incentive stock options under the Internal Revenue Code. Incentive stock options may be granted only to employees of the Corporation and its subsidiaries. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the shares on the date of grant. An incentive stock option may not be granted under the Equity Incentive Plan after the tenth anniversary of the date the Board adopted the Equity Incentive Plan and the latest date on which an incentive stock option may be exercised is ten years from the date of its grant. In addition, the Internal Revenue Code limits the value of shares subject to incentive stock options that may become exercisable annually by any option holder in a given year, and requires a shorter exercise period and a higher minimum exercise price in the case of Stockholders owning more than ten percent (10%) of the Corporation's Common Stock.

 Restricted Stock and Unrestricted Stock

  The Board may also award shares of Common Stock subject to such conditions and restrictions as it may determine ("restricted stock"). The purchase price of shares of restricted stock shall be determined by the Board, but may not be less than the par value of those shares. In addition, the Board may not grant in excess of 10% of the shares reserved under the Equity Incentive Plan in the form of restricted stock.

  Generally, if a participant who holds shares of restricted stock fails to satisfy such restrictions or other conditions as may be determined by the Board (such as continuing employment for a given period) prior to the lapse or waiver of the restrictions, the Corporation will have the right to require the forfeiture or repurchase of the shares in exchange for an amount, if any, determined by the Board as specifically set forth in the instrument evidencing the award. The Board may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse. Prior to the lapse of restrictions on shares of restricted stock, the recipient will have all the rights of a Stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the instrument evidencing the award.

  The Board may also grant shares that are free from any restrictions under the Equity Incentive Plan ("unrestricted stock"). Unrestricted stock may be issued in recognition of services or in such other circumstances that the Board deems to be in the best interests of the Corporation.

 Deferred Stock

  The Board may also make deferred stock awards under the Equity Incentive Plan which entitle the recipient to receive shares of Common Stock in the future. Delivery of Common Stock will take place on such date or dates and on such conditions as the Board specifies. The Board may at any time accelerate the date on which delivery of all or any part of the Common Stock will take place or otherwise waive any restrictions on the award.

 Performance Awards

  The Board may also grant performance awards entitling the recipient to receive shares of Common Stock or cash in such combinations as it may determine following the achievement of specified performance goals. Payment of the performance award may be conditioned on achievement of individual or Corporation performance goals over a fixed or determinable period or on such other conditions as the Board shall determine.

 Loans and Supplemental Grants

  The Board may authorize a loan from the Corporation to a participant either on or after the grant of an award to the participant. Loans, including extensions, may be for any term specified by the Board, may be either secured or unsecured, and may be with or without recourse against the participant in the event of default. Each loan shall be subject to such terms and conditions and shall bear such rate of interest, if any, as the Board shall determine. In connection with any award, the Board may, at the time such award is made or at a later date, provide for and make a cash payment to the participant in an amount equal to (a) the amount of any federal, state and local income tax on ordinary income for which the participant will be liable with respect to the award, plus (b) an additional amount on a grossed-up basis necessary to make him or her whole after payment of the amount described in (a).

 Payment of Purchase Price

  Except as otherwise provided in the Equity Incentive Plan, the purchase price of Common Stock or other rights acquired or granted pursuant to such plan shall be determined by the Board, provided that the purchase price of Common Stock shall not be less than its par value. The Board may determine the method of payment for Common Stock acquired pursuant to the Equity Incentive Plan and may determine that all or any part of the purchase price has been satisfied by past service rendered by the recipient of an award. The Board may, upon the request of a participant, defer the date on which payment under any award will be made.

 Change in Control Provisions

  Unless otherwise provided in the agreement evidencing an award, if there is a "Change in Control" of the Corporation as defined in the Equity Incentive Plan, any stock options that are not then exercisable and fully vested will become fully exercisable and vested; the restrictions applicable to restricted stock awards will lapse and shares issued pursuant to such awards will be free of restrictions and fully vested; and deferral and other limitations and conditions that related solely to the passage of time or continued employment or other affiliation will be waived and removed but other conditions will continue to apply unless otherwise provided in the instrument evidencing the awards or by agreement between the participant and the Corporation. Generally, a "Change of Control" occurs if (1) any person other than Thermo Electron or ThermoTrex becomes the beneficial owner of 50% or more of the outstanding Common Stock of the Corporation or the common stock of ThermoTrex, or any person becomes the beneficial owner of 25% or more of the outstanding common stock of Thermo Electron, without the prior approval of the Board, or the board of directors of ThermoTrex or Thermo Electron, as the case may be, (2) during any two-year period the individuals who constituted the Board or the board of directors of ThermoTrex or Thermo Electron at the beginning of such period no longer represent a majority of such board or (3) the Board or the board of directors of ThermoTrex or Thermo Electron determines that any other event constitutes an effective change in control of the Corporation.

 Nature of Rights as Stockholder Under the Equity Incentive Plan

  Except as specifically provided by the Equity Incentive Plan, the receipt of an award will not give a participant rights as a Stockholder. The participant will obtain such rights, subject to any limitations imposed by the plan or the instrument evidencing the award, upon actual receipt of Common Stock.

 Adjustments for Stock Dividends, etc.

  The Board will make appropriate adjustments to the maximum number of shares of Common Stock that may be delivered under the Equity Incentive Plan, and under outstanding awards, to reflect stock dividends, stock splits and similar events. The Board may also make appropriate adjustments to avoid distortions in the operation of the Equity Incentive Plan.

 Amendment and Termination

  The Equity Incentive Plan shall remain in full force and effect until terminated by the Board. The Board may at any time or times amend or review the Equity Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the plan as to any further grants of awards. No amendment of the Equity Incentive Plan or any outstanding award may adversely affect the rights of a participant as to any previously granted award without his or her consent. Stockholder approval of amendments shall be required only as is necessary to satisfy the then-applicable requirements of Rule 16b-3 (or any successor rule), of stock exchanges or of any federal tax law or regulation relating to incentive stock options.

 Stock Withholding

  In the case of an award under which Common Stock may be delivered, the Board may permit the participant or other appropriate person to elect to have the Corporation hold back from the shares to be delivered, or to deliver to the Corporation, shares of Common Stock having a value sufficient to satisfy any federal, state and local withholding tax requirements.

Federal Income Tax Consequences

  The following is a summary of the principal current federal income tax consequences of transactions under the Equity Incentive Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe state, local or foreign tax consequences.

 Incentive Stock Options

  No taxable income is realized by the optionee upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within the later of two years from the date of grant or one year after the transfer of such shares to the optionee, then upon the later sale of such shares, for federal income tax purposes, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and no deduction will be allowed to the Corporation.

  If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two- and one-year holding periods described above, generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on an arms-length sale of such shares) over the exercise price thereof, and the Corporation will be entitled to deduct such amount. Any further gain realized will be taxed as short- or long-term capital gain and will not result in any deduction by the Corporation. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Common Stock.

  If any incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-statutory stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment by reason of permanent and total disability), except in certain cases where the incentive stock option is exercised after the death of an optionee.

 Non-statutory Options

  With respect to non-statutory stock options granted under the Equity Incentive Plan, no income is realized by the optionee at the time the option is granted. Generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Corporation receives a tax deduction for the same amount, and at disposition, appreciation or depreciation after the date of exercise is treated as either short- or long-term capital gain or loss depending on how long the shares have been held.

 Restricted Stock

  A recipient of restricted stock (stock subject to forfeiture provisions) generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time the stock is either transferable or is no longer subject to forfeiture, less any amount paid for such stock. A restriction only as to the time stock can be resold is not a substantial risk of forfeiture, and therefore is not considered restricted stock under this provision of the Equity Incentive Plan. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code ("Section 83(b)") within 30 days of the date of issuance of the restricted stock will realize ordinary income on the date of issuance equal to the fair market value of the shares of restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or ordinary loss for tax purposes with respect to the forfeited shares. Upon sale of the shares after the forfeiture period has expired, the appreciation or depreciation after the shares become transferable or free from risk of forfeiture (or, if a Section 83(b) election was made, since the shares were issued) will be treated as long- or short-term capital gain or loss. The holding period to determine whether the recipient has long- or short-term capital gain or loss begins when the forfeiture period expires (or upon the earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b)). If restricted stock is received in connection with another award under the Equity Incentive Plan (for example, upon exercise of an option), the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described above for restricted stock.

 Deferred Stock

  The recipient of a deferred stock award will generally be subject to tax at ordinary income rates on the fair market value of the stock on the date that the stock is distributed to the participant. The capital gain or loss holding period for such stock will also commence on such date. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee. If a right to deferred stock is received under another award (for example, upon exercise of an option), the income and deduction, if any, associated with such award may be deferred in accordance with the rules described above for deferred stock.

 Performance Awards

  The recipient of a performance award will generally be subject to tax at ordinary income rates on any cash received and the fair market value of any Common Stock issued under the award, and the Corporation will generally be entitled to a deduction equal to the amount of ordinary income realized by the recipient. Any cash received under a performance award will be included in income at the time of receipt. The fair market value of any Common Stock received will also generally be included in income (and a corresponding deduction will generally be available to the Corporation) at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under a performance award will begin when the recipient recognizes ordinary income in respect of that distribution.

 Loans and Supplemental Grants

  Generally speaking, bona fide loans made under the Equity Incentive Plan will not result in taxable income to the recipient or in a deduction to the Corporation. However, any such loan made at a rate of interest lower than certain rates specified under the Internal Revenue Code may result in an amount (measured, in general, by reference to the difference between the actual rate and the specified rate) being included in the borrower's income and deductible by the Corporation. Forgiveness of all or a portion of a loan will also result in income to the borrower and a deduction for the Corporation. If outright cash grants are given in order to facilitate the payment of award-related taxes, the grants will be includable as ordinary income by the recipient at the time of receipt and will in general be deductible by the Corporation.

New Plan Benefits

  The following table set forth the number of shares of the Common Stock of the Corporation that have been authorized to be granted as part of the proposed increase in the number of shares under the Equity Incentive Plan to the current chief executive officer, the other named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees, including all current officers who are not executive officers as a group.

                                                                        Number
                                                               Dollar     of
                      Name and Position                      Value ($)  Shares
                      -----------------                      ---------- -------
   William J. Webb, President and Chief Executive Officer..  $1,892,250 225,000
   Hal Kirshner, Former President and Chief Executive
    Officer (2)............................................         --      --
   John M. Brenna, Vice President, Sales...................         --      --
   Executive Group.........................................  $1,892,250 225,000
   Non-Executive Director Group............................         --      --
   Non-Executive Officer Employee Group....................         --      --

--------
(1) Mr. Webb was appointed president and chief executive officer of the Corporation in January 1999.
(2) Mr. Kirshner resigned as president and chief executive officer of the Corporation effective as of December 13, 1998 and his employment with the Corporation was terminated effective December 31, 1998.

Recommendation

  The Board of Directors believes that the amendment to the Equity Incentive Plan will provide the Corporation with the ability to continue to provide incentive compensation for employees and others who are expect to make significant contributions to the future growth and success of the Corporation, to reward such individuals for such contributions and to encourage such individuals to take into account the long-term interests of the Corporation and its Stockholders through ownership of the Corporation's Common Stock. Accordingly, the Board of Directors believes that the proposal is in the best interests of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the amendment to the Equity Incentive Plan. If not otherwise specified, Proxies will be voted FOR approval of the amendment of the Equity Incentive Plan.

  Thermo Electron, through its majority-owned subsidiary ThermoTrex, which beneficially owned of record approximately 72.24% of the outstanding voting stock of the Corporation on November 28, 1998 has indicated its intention to vote for the proposal.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1995. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of three outside directors, the purpose of which is to review the scope and results of the audit.

                                 OTHER ACTION

  Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than October 8, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after December 18, 1999.

                            SOLICITATION STATEMENT

  The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or by telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Danbury, Connecticut

February 5, 1999

                                 FORM OF PROXY

                           TREX MEDICAL CORPORATION

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 11, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Theo Melas-Kyriazi, John T. Keiser and Gary
S. Weinstein, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Trex Medical Corporation, a Delaware corporation (the "Company"), to be held on Thursday, March 11, 1999 at 10:00 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 20, 1999, with all of the powers the undersigned would possess if personally present at such meeting.

           (IMPORTANT -- TO BE SIGNED AND DATED ON THE REVERSE SIDE)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                           TREX MEDICAL CORPORATION

                                March 11, 1999



--------------- Please Detach and Mail in the Envelope Provided ---------------

[X]  Please mark your
     votes as in this
     example.

1.   ELECTION OF      FOR     WITHHELD     Nominees:  Elias P. Gyftopoulos
     DIRECTORS OF     [_]       [_]                   Hal Kirshner
     THE COMPANY                                      John T. Keiser
     (see reverse).                                   James W. May, Jr.
                                                      Hutham S. Olayan
FOR all nominees listed at right,                     Firooz Rufeh
except authority to vote withheld                     Gary S. Weinstein
for the following nominees (if any).

-----------------------------------

                                                      FOR   AGAINST   ABSTAIN
2.   Approve proposal to amend the Corporation's      [_]     [_]       [_]
     equity incentive plan to increase the shares available for issuance under the plan by 500,000 shares.

3. In their discretion on such other matters as may properly come before the meeting.

The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.




SIGNATURE(S)                                      DATE
             ----------------------------------        -----------------------

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.